                                                       Exhibit-12




                    LACLEDE GAS COMPANY AND SUBSIDIARY COMPANIES

           SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           -------------------------------------------------------------

                                        Fiscal Year Ended September 30,
                                  ----------------------------------------
                                  1999     1998     1997     1996     1995
                                  ----     ----     ----     ----     ----
                                            (Thousands of Dollars)
Income before interest
 charges and income taxes      $61,016  $64,603  $69,908  $69,168  $49,557

Add: One third of applicable
       rentals charged to
       operating expense
      (which approximates the
       interest factor)            301      297      294      291      288
                               -------------------------------------------
        Total Earnings         $61,317  $64,900  $70,202  $69,459  $49,845
                               ===========================================

Interest on long-term debt     $13,966  $14,797  $14,169  $13,939  $12,544
Other interest                   6,627    6,473    4,919    4,008    5,983

One-third of applicable rentals
  charged to operating expense
  (which approximates the
  interest factor)                 301      297      294      291      288
                               -------------------------------------------
   Total Fixed Charges         $20,894  $21,567  $19,382  $18,238  $18,815
                               ===========================================

Ratio of Earnings to
  Fixed Charges                   2.93     3.01     3.62     3.81     2.65









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